As filed with the Securities and Exchange Commission on August ___, 2007
Registration Statement No. 333 - _____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IAS ENERGY, INC.
(Exact name of registrant as specified in its charter)

Oregon	91-1063549
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification Number)

#240 – 11780 Hammersmith Way
Richmond, British Columbia, Canada V7A 5E9
(Address of principal executive offices, including area code)

Amended Stock Option Plan
(Full title of the Plan)
_____

John Robertson, President
#240 – 11780 Hammersmith Way
Richmond, British Columbia, V7A 5E9, Canada
(Name and address of agent for service)

(604) 278-5996
(Telephone number, including area code, of agent for service)

Copy to:

James Vandeberg
The Otto Law Group PLLC
601 Union Street, Suite 4500
Seattle, WA 98101
(206) 262-9545

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed	Proposed
Title of securities	Registered(1)	maximum	maximum	Amount of
to be registered		offering price	aggregate	registration fee (2)
		per share (2)	offering
price (2)

Common Stock, no par value	1,500,000	$0.38	$570,000	$17.50

(1)

Represents the number of shares of common stock, no par value per share (“Common Stock”), available to be issued under IAS Energy, Inc.’s Stock Option Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. Pursuant to rule 457(h) of the Securities Act, the proposed maximum offering price per share of Common Stock subject to outstanding options issued pursuant to the Stock Option Plan has been calculated on the basis of the exercise prices of the options issued pursuant to such plans.

INTRODUCTION

This Registration Statement on Form S-8 relates to 1,500,000 shares of our Common Stock issuable to key employees, officers, Directors and consultants of IAS Energy, Inc. (the “Registrant”) or its affiliates under the Plan.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

                    The information required by Item 1 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

                    The information required by Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 promulgated under the Securities Act, and the Note to Part I of Form S-8.

                    The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

                    The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference into this registration statement:

(a)	the Registrant’s Annual Report on Form 10-KSB for the year ended April 30, 2007, including all material incorporated by reference therein; and

(b)

all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the Registrant’s fiscal year covered by the prospectus referred to in (a) above.

(c)

the description of the Registrant's common stock contained in the Registrant's registration statement filed with the Commission under Section 12 of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

                    In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

                    Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

                    Not applicable.

Item 5.	Interests of Named Experts and Counsel.

                    Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under our Bylaws, subject to the Oregon Business Corporations Act, we may indemnify any Director, Officer, agent and/or employee as to those liabilities and on those terms and conditions as are specified in the Oregon Business Corporation Act. Further, we may purchase and maintain insurance on behalf of any such persons whether or not we would have the power to indemnify such person against the liability insured against.

                    Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                    Insurance Policies. The Registrant does not maintain any liability insurance policy pursuant to which its directors and officers may be indemnified against liabilities that they may incur for serving in their capacities as directors and officers of the Registrant.

                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

                    Not applicable.

Item 8.	Exhibits

                    The exhibits listed in the Index of Exhibits of this Registration Statement are filed herewith or are incorporated by reference to other filings.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

A.	To include any prospectus required by Section 10(a) (3) of the Securities Act;

B.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

C.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A) and (B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13 (a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Province of British Columbia, on this 20th day of August, 2007.

IAS Energy, Inc.

By: /s/ John Robertson
Name: John Robertson

Title: President

___________________

POWER OF ATTORNEY

                    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Robertson his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.

_____________________

                    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ John Robertson
----------------------------------------------------
John Robertson, President and Director

/s/ James Vandeberg
----------------------------------------------------
James Vandeberg, Chief Financial Officer and Director
(Principal Financial and Accounting Officer)

/s/ Jennifer Lorette
----------------------------------------------------
Jennifer Lorette, Vice President and Director

EXHIBIT INDEX

Exhibit
Description
Number

5.1*	Opinion of Otto Law Group*

23.1*	Consent of Smythe Ratcliffe LLP*
23.2*	Consent of Otto Law Group (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto).

99.1*	Amended Stock Option Plan*

_______________________________
(*) Filed herewith.